Exhibit 99.1

FOR IMMEDIATE RELEASE

GENERAL BEARING CORPORATION ANNOUNCES TERMINATION OF MERGER AGREEMENT

WEST NYACK, NY - April 16, 2001 - General Bearing Corporation (NASDAQ: GNRL) today announced that it has terminated the merger agreement that it signed on January 19, 2001 with GBC Acquisition Corp., a company organized by a group of current directors and management. This group includes Seymour Gussack, Chairman of the Board of General Bearing and David Gussack, General Bearing's President and a director, and other shareholders, who together hold a majority of the Company's outstanding stock. Pursuant to the termination, the proposed merger between General Bearing and GBC Acquisition Corp. has been abandoned.

According to the merger agreement, the consummation of the merger was conditioned upon the completion of debt financing for the transaction. The financing for the transaction originally had been committed pursuant to a commitment letter that expired on March 31, 2001. The prospective lender has indicated that in light of current business conditions, it is not willing to extend the commitment letter. Each of the parties to the merger agreement has agreed that it is not reasonably feasible to finance the transaction given current business conditions. General Bearing agreed to terminate the merger agreement based upon the unanimous approval of the company's Board of Directors, including the non-management directors.

General Bearing manufactures ball bearings, tapered roller bearings, spherical roller bearings and cylindrical roller bearings. Under "The General" and the "Hyatt" trademarks, the company supplies original equipment manufacturers in the automobile, truck/trailer, railcar, office equipment, machinery and appliance industries, as well as the industrial aftermarket.

ARTICLE I "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competitive products, product demand and market acceptance risks, reliance on key strategic alliances, fluctuations in operating results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. These risks could cause the Company's actual results for the current fiscal year and beyond to differ materially from those expressed in any forward looking statements made by, or on behalf of, the Company.